EXHIBIT 12
                    BellSouth Corporation
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)






                                             For the Three
                                              Months Ended
                                               March 31,
                                                  1998
1. Earnings

   (a) Income from continuing operations      $   1,637
before deductions for taxes and interest

   (b) Portion of rental expense                     22
representative of interest factor

   (c) Equity in losses from less-than-50%           16
owned investments (accounted for under the equity method of accounting)

   (d) Excess of earnings over distributions
of less-than-50%-owned investments
(accounted for under the equity mehtod of
accounting)                                         (12)

     TOTAL                                    $   1,663

2. Fixed Charges

   (a) Interest                               $     199

   (b) Portion of rental expense
representative of interest factor                    22

     TOTAL                                    $     221

   Ratio (1 divided by 2)                           7.5